Exhibit 99.1

OSI Systems Reports Fourth Quarter and Fiscal Year 2010 Financial Results

HAWTHORNE, Calif.--(BUSINESS WIRE)--August 24, 2010--OSI Systems, Inc. (NASDAQ: OSIS):

  Q4 FY 2010 Revenue Growth of 19%
  Q4 FY 2010 Earnings per Share
    Non-GAAP EPS of $0.47 (62% increase over prior year)
    GAAP EPS $0.42 (75% increase over prior year)
  Record Backlog of $240 million
  FY 2011 Non-GAAP Earnings Guidance of approximately 20% - 30% growth

OSI Systems, Inc. (NASDAQ: OSIS) today announced financial results for its fourth quarter and fiscal year ended June 30, 2010.

Deepak Chopra, OSI Systems President and CEO, stated, “We are extremely pleased with the results of our fourth quarter in which we reported strong sales growth and profitability in each of our divisions leading to record annual profits and cash flows. This momentum, combined with our improved operating structure and record backlog, position us well for top line growth and earnings expansion in fiscal 2011.”

The Company reported revenues of $165.3 million for the fourth quarter of fiscal 2010, an increase of 19% from the $139.1 million reported for the fourth quarter of fiscal 2009. Net income for the fourth quarter of fiscal 2010 was $8.0 million, or $0.42 per diluted share, compared to net income of $4.3 million, or $0.24 per diluted share for the fourth quarter of fiscal 2009. Excluding the impact of restructuring and other nonrecurring charges, net income for the fourth quarter of fiscal 2010 would have been approximately $8.8 million, or $0.47 per diluted share, compared to net income of $5.1 million, or $0.29 per diluted share for the fourth quarter of fiscal 2009.

For the fiscal year ended June 30, 2010, the Company reported revenues of $595.1 million, a slight increase from the $590.4 million reported for fiscal 2009. Net income for fiscal 2010 was $23.6 million, or $1.28 per diluted share, compared to net income of $11.2 million, or $0.63 per diluted share in fiscal 2009. Excluding the impact of restructuring and other nonrecurring charges, net income for fiscal 2010 would have been approximately $25.6 million, or $1.39 per diluted share, compared to net income of $16.0 million, or $0.91 per diluted share for the comparable period of fiscal 2009.

Discussion of adjustments to arrive at non-GAAP figures for the three and twelve months ended June 30, 2010 is provided to allow for the comparison of underlying earnings, net of restructuring and other charges, thus providing additional insight into the on-going operations of the Company. For the three months and fiscal year ended June 30, 2010 the Company incurred restructuring and other charges of $1.3 million and $2.9 million, respectively, compared to $1.1 million and $7.1 million for the comparable periods of fiscal 2009.

During fiscal 2010, the Company generated operating cash flow of $52.2 million as compared to $44.5 million during fiscal 2009. Capital expenditures were $18.1 million and $10.9 million for fiscal 2010 and 2009, respectively.

Mr. Chopra, continued, “Our Security Division had an outstanding fourth quarter of fiscal 2010 as operating profits more than doubled over the comparable quarter in the prior fiscal year. The improvement in operating income was a result of increased sales coupled with the realization of the operating efficiencies that we have been working hard to achieve over the past several years. Sales in our Security Division during the fourth quarter increased by 29% compared to fiscal 2009. Our fiscal 2011 outlook for continued sales growth remains strong as we have a robust pipeline of opportunities and new products.”

Mr. Chopra continued, “Our Healthcare Division’s strong fourth quarter of fiscal 2010 included 15% sales growth and indicates that market conditions may be recovering. In addition, as a result of proactive cost reductions we undertook over the past several quarters, we achieved an operating margin during the fourth quarter of 9.1%, reflecting the strong potential of our Healthcare Division as our top line continues to recover and we leverage our improved operating structure.”

Mr. Chopra concluded, “Heading into fiscal 2011, we are excited about our growth prospects. Our backlog of $240 million as of June 30, 2010 is 18% higher than the prior fiscal year, and represents a new record backlog.”

Company Outlook – Guidance for Fiscal 2011

Subject to the risk factors referenced in the Safe Harbor section of this press release as well as those found in the Company’s filings with the Securities and Exchange Commission, the Company announced that it anticipates fiscal 2011 sales to be between $637 million and $655 million, representing a 7% to 10% increase over fiscal 2010. In addition, the Company anticipates approximately 20% - 30% growth in earnings per diluted share to $1.67 to $1.80, excluding the impact of restructuring and other non-recurring charges.

Alan Edrick, OSI Systems Executive Vice President and Chief Financial Officer, said, “Our performance in fiscal 2010 marked the continuation of a significant financial turnaround that has emphasized earnings and cash flow. We intend to continue our ongoing focus on operational efficiencies, which we believe will result in significant leverage to our bottom line. Our focus on generating free cash flow was evident throughout the year and we anticipate continued strength in fiscal 2011.”

Conference Call Information

OSI Systems, Inc. will host a conference call and simultaneous webcast over the Internet beginning at 9:00 am PDT (12:00 pm EDT) today to discuss its financial results and its business outlook. This conference call will contain forward-looking information. To listen to the call, please log onto www.fulldisclosure.com or www.osi-systems.com and follow the link that will be posted on the front page. A replay of the webcast will be available shortly after the conclusion of the conference call until September 8, 2010. The replay can either be accessed through the Company’s website, www.osi-systems.com, or via telephonic replay by calling 888-286-8010 and entering the conference call identification number ‘99632264’ when prompted for the replay code.

About OSI Systems, Inc.

OSI Systems, Inc. is a Hawthorne, California based diversified global developer, manufacturer and seller of security and inspection systems, medical monitoring and anesthesia products, and optoelectronic devices and value-added subsystems. The Company has more than 30 years of experience in electronics engineering and manufacturing and maintains offices and production facilities located in more than a dozen countries. OSI Systems implements a strategy of expansion by leveraging its electronics and contract manufacturing capabilities into selective end product markets through organic growth and acquisitions. For more information on OSI Systems, Inc. or any of its subsidiary companies, visit www.osi-systems.com. News Filter: OSIS-G

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include information regarding the Company’s expectations, goals or intentions about the future, including, the Company’s earnings per share guidance for fiscal 2011. The actual results may differ materially from those described in or implied by any forward-looking statement. In particular, there can be no assurance that the Company will continue to realize the benefit of improved operating efficiencies, that it will ultimately be able to recognize revenue generated from its current backlog by the dates it now anticipates, that the recovery of market conditions for medical products sales will continue or that the business climate in general will improve in the near future. Other important risk factors are set forth in the Company’s Securities and Exchange Commission filings. All forward-looking statements are current as of the date of this release and the Company undertakes no obligation to update any statement in light of new information or future events.

OSI SYSTEMS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Year ended June 30,
	2009	2010	2009	2010
Revenue	$139,063	$165,328	$590,361	$595,111
Cost of goods sold	91,497	101,343	388,910	377,077
Gross profit	47,566	63,985	201,451	218,034

Operating expenses:
Selling, general and administrative	30,311	38,204	137,985	139,830
Research and development	9,408	11,106	36,862	38,577
Restructuring and other charges	1,123	1,253	7,123	2,859
Total operating expenses	40,842	50,563	181,970	181,266
Income from operations	6,724	13,422	19,481	36,768
Interest expense and other income, net	595	558	2,936	1,772
Income before income taxes	6,129	12,864	16,545	34,996
Income tax expense	1,844	4,881	5,393	11,439
Net income	$4,285	$7,983	$11,152	$23,557
Diluted income per share	$0.24	$0.42	$0.63	$1.28
Weighted average shares outstanding – diluted	17,630	18,862	17,596	18,389

Consolidated Balance Sheets
(in thousands)
(Unaudited)

	As of June 30,
	2009	2010
Assets
Cash and cash equivalents	$25,172	$51,989
Accounts receivable, net	110,453	132,728
Inventories	150,763	125,930
Other current assets	36,855	38,554
Total current assets	323,243	349,201
Non-current assets	151,585	163,913
Total Assets	$474,828	$513,114

Liabilities and Stockholders' Equity
Bank lines of credit	$4,000	$--
Current portion of long-term debt	8,557	12,743
Accounts payable and accrued expenses	68,813	63,945
Other current liabilities	54,265	67,906
Total current liabilities	135,635	144,594
Long-term debt	39,803	23,366
Other long-term liabilities	23,390	31,444
Total liabilities	198,828	199,404
Total shareholders’ equity	276,000	313,710
Total Liabilities and Equity	$474,828	$513,114

	Segment Information
	(in thousands)
	(Unaudited)

		Three Months Ended June 30,		Year Ended June 30,
		2009	2010	2009	2010
Revenues – by Segment Group:
	Security Group	$58,672	$75,711	$240,919	$251,479
	Healthcare Group	49,362	56,637	214,260	206,557
	Optoelectronics and Manufacturing Group	31,029	32,980	135,182	137,075
	Total	$139,063	$165,328	$590,361	$595,111

Operating income (loss) – by Segment Group:
	Security Group (i)	$3,182	$10,153	$14,324	$23,351
	Healthcare Group (ii)	2,419	4,104	5,106	13,113
	Optoelectronics and Manufacturing Group (iii)	3,258	3,736	14,501	11,958
	Corporate (iv)	(2,041)	(2,519)	(13,890)	(10,878)
	Eliminations	(94)	(2,052)	(560)	(776)
	Total	$6,724	$13,422	$19,481	$36,768

(i)

Includes non-recurring restructuring and other charges of $0.8 million for the three months ended June 30, 2009; and $1.3 million and $0.5 million for the years ended June 30, 2009 and 2010, respectively.

(ii)

Includes non-recurring restructuring and other charges of $0.1 million and $1.0 million for the three months ended June 30, 2009 and 2010, respectively; and $3.3 million and $1.3 million for the years ended June 30, 2009 and 2010, respectively.

(iii)

Includes non-recurring restructuring and other charges of $0.2 million for each of the three months ended June 30, 2009 and 2010; and $0.2 million and $1.0 million for the years ended June 30, 2009 and 2010, respectively.

(iv)	Includes non-recurring restructuring and other charges of $2.3 million and $0.1 million for the years ended June 30, 2009 and 2010, respectively.

Reconciliation of GAAP to Non-GAAP (in thousands, except earnings per share data)

	Three Months Ended June 30,				Year Ended June 30,
	2009		2010		2009		2010
	Net income	EPS	Net income	EPS	Net income	EPS	Net income	EPS

GAAP basis	$4,285	$0.24	$7,983	$0.42	$11,152	$0.63	$23,557	$1.28

Restructuring and other charges, net of tax	785	0.05	861	0.05	4,808	0.28	1,996	0.11

Non-GAAP basis	$5,070	$0.29	$8,844	$0.47	$15,960	$0.91	$25,553	$1.39

CONTACT:
OSI Systems, Inc.
Jeremy Norton, Vice President Investor Relations
310-349-2372